UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 11, 2016
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
222 South Mill Avenue, 8th Floor
Tempe, AZ 85281
(Address, including zip code, of principal executive offices)
(602) 850-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee (the "Committee") of the Board of Directors (the “Board”) of Limelight Networks, Inc. (the "Company") made the following compensation decisions on February 11, 2016:
Annual Cash Bonus Determination
The Committee approved the annual cash bonuses with respect to services performed in fiscal year 2015 for participants under the Company’s Master Executive and Management Bonus Plan, a copy of which was furnished with a Current Report on Form 8-K on May 19, 2009 (the “Plan”). Participants included the Company’s principal executive officer, principal financial officer, and other named executive officers. The bonus amounts were based upon achievement of the criteria set forth in the Plan and the Company’s financial results for fiscal year 2015. The table below sets forth the bonuses awarded to the Company’s principal executive officer, principal financial officer and other current named executive officers:

Executive Officer	Cash Bonus

Robert A. Lento President, Chief Executive Officer and Director	$266,000

Sajid Malhotra Chief Strategy Officer and Interim Chief Financial Officer	$140,000
George Vonderhaar Senior Vice President, Chief Sales Officer	$140,000

Peter J. Perrone Former Senior Vice President, Chief Financial Officer and Treasurer	$140,000

2016 Annual Cash Bonus Amounts Metrics

The Committee approved the 2016 annual cash bonus metrics for the bonus plan participants, including the Company’s principal executive officer, principal financial officer, and other named executive officers. The target cash bonus amounts pertain to services to be performed in fiscal 2016 (which bonuses will be paid in 2017) pursuant to the Plan. Each bonus plan participant may earn between zero and 200% of the target bonus depending upon the level of attainment or over-attainment of corporate financial and operational performance goals (specifically, revenue, gross margin, and non-GAAP earnings per share). Payout pertaining to any one of the three components cannot exceed 100% unless the Company achieves at least 85% of the target across each of the other two performance goals. Each participant may also earn an additional payout up to 10% pertaining to improvement in the Company’s net promoter score. The target annual incentive compensation shall be subject to the terms and conditions of the applicable 2016 incentive compensation plan(s) approved by the Committee.

The 2016 target annual cash bonus amounts for the Company’s current named executive officers are summarized below and are unchanged from the 2015 levels:

Executive Officer	2016 Target Annual Incentive

Robert A. Lento President, Chief Executive Officer and Director	$380,000

Sajid Malhotra Chief Strategy Officer and Interim Chief Financial Officer	$200,000
George Vonderhaar Senior Vice President, Chief Sales Officer	$200,000

The Board approved a retention program (the “Retention Program”), as well as amendments to the change of control arrangements for members of the senior leadership team, including the named executive officers. These decisions were made to help ensure stability in the senior leadership team and to create additional incentives to meet the Company’s profitability goals for 2016 and 2017. The Retention Program provides that the participant will receive double the bonus otherwise payable to him or her for fiscal 2016 if (i) the Company’s stock price is less than $3.00 per share for more than 30 trading days in the fourth quarter of each year, (ii) the Company ends the year with more than $70 million in cash (not including board approved non-ordinary use of cash, such as a stock buyback), and (iii) the participant is employed with the Company through the payment date. The Retention Program achievement component for 2017 will be determined in connection with fiscal year 2017 budgeting process. The participant may also elect at the time of payment whether to take the additional payment in cash, stock, or some combination thereof. If payment in stock is elected, there is no vesting period for the shares.
The employment agreement amendments for each of Messrs. Lento, Malhotra, and Vonderhaar provide that in the event that the Company terminates the executive’s employment without Cause, or he resigns for Good Reason, in either case in connection with a Change of Control transaction, the executive will receive (i) continued payment for 24 months of his then current annual salary, (ii) 200% of the current year’s target annual incentive bonus, (iii) immediate vesting of 100% of the executive’s then outstanding unvested Equity Awards, and (iv) reimbursement for premiums paid for continued health benefits under the Company’s health plan until the earlier of 12 months or the date upon which executive and his or her eligible dependents become covered under similar plans. To the extent such benefits constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then executive’s severance benefits payable will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt by executive on an after‑tax basis, of the greatest amount of severance benefits.
The foregoing summary of the material terms of the Retention Program and the employment agreement modifications are not complete and are qualified in their entirety by reference to the Retention Program as outlined in the form of letter agreements to be signed with each named executive officer to implement the Retention Program, as well as the amendments to the employment agreements, all of which will be filed with the Company’s Quarterly Report on Form 10-Q following the end of the first quarter, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: February 18, 2016	By:	/s/ Michael DiSanto
Michael DiSanto SVP, Chief Administrative and Legal Officer & Secretary